Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-126629, 333-130217, 333-104568, 333-108134, 333-121206 and 333-115013) and Forms S-8 (Nos. 333-123593, 333-89770, 333-57762, 333-33243, 333-104734, 333-116031 and 333-130215) of Focus Enhancements, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated February 20, 2006 relating to the consolidated financial statements as of and for the year ended December 31, 2005, which appears in this Form 10-K.

/s/ Burr, Pilger, & Mayer LLP

Palo Alto, California
March 30, 2006